DLL CPAs LLC

201 West Charlton Street

Savannah, GA 31401

August 28, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE: Kibush Capital corporation

We have read the statements made by Kibush Capital Corporation. in Item 4.01 of this Form 8-K regarding the change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in Item 4.01 of this Form 8-K.

Yours truly,

/s/ DLL CPAS